PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	Media: Tara J. Wall
Senior Vice President, Investor Relations	Senior Vice President, Communications
Amerigroup Corporation	Amerigroup Corporation
(757) 321-3597	(757) 518-3671
Jtrudel@amerigroupcorp.com	Twall01@amerigroupcorp.com

Amerigroup Reports Second Quarter 2010 Results

Net Income of $67.2 Million or $1.31 per Diluted Share

VIRGINIA BEACH, Va. (July 30, 2010) – Amerigroup Corporation (NYSE: AGP) today announced that net income for the second quarter of 2010 was $67.2 million, or $1.31 per diluted share, versus net income of $49.6 million, or $0.94 per diluted share, for the second quarter of 2009.  Second quarter of 2009 results were positively impacted by a tax adjustment of $0.43 per diluted share related to litigation settled in 2008.  Excluding the tax adjustment, second quarter of 2009 net income would have been $27.2 million, or $0.51 per diluted share. A reconciliation of this non-GAAP financial measure to GAAP is included on page 9 of this release.

Highlights include:
•	Membership increased 41,000 members, or 2.2%, to approximately 1.9 million at the end of the second quarter compared to the first quarter of 2010, and a 10.5% increase over the second quarter of 2009.
•	Second quarter total revenues were $1.4 billion, a 4.8% increase over the first quarter of 2010, and an 11.3% increase over the second quarter of 2009.
•	Health benefits expense was 82.3% of premium revenues for the second quarter of 2010.
•	Selling, general and administrative expenses were 7.5% of total revenues for the second quarter of 2010.
•	Cash provided by operations was $116.4 million for the three months ended June 30, 2010.
•	Unregulated cash and investments were $239.5 million as of June 30, 2010.
•	Medical claims payable, as of June 30, 2010, totaled $525.6 million compared to $549.2 million, as of March 31, 2010.
•	Days in claims payable was 41, compared to 43 days in the previous quarter.
•	The Company repurchased approximately 1.05 million shares of its common stock during the second quarter for approximately $36.7 million.
•
In May of 2010, the Texas Health and Human Services Commission announced that Amerigroup’s Texas health plan was selected through a competitive procurement to expand health care coverage to seniors and people with disabilities in the six county service area surrounding Fort Worth.  Pending final contract negotiations, the Company anticipates beginning operations in early 2011.

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July 30, 2010

“We are pleased with our performance in the second quarter and first-half of the year.  More than any other time in our history, our state partners need the value we offer – expanded access to care, better coordination of services and clinical outcomes, as well as cost containment for their Medicaid-dependant populations,” said James G. Carlson, Amerigroup’s chairman and chief executive officer.  “In particular, we are excited about our expansion of coverage to seniors and people with disabilities in Fort Worth, Texas, which is expected to begin in early 2011.  The STAR+PLUS program is a national model for how to enable people to live independently, improve the quality of their lives and save taxpayer dollars.”

Premium Revenues
Premium revenues for the second quarter of 2010 increased 11.2% to $1.4 billion compared to $1.3 billion in the second quarter of 2009.  Sequentially, premium revenues increased $62.1 million, or 4.5%, compared with the first quarter of 2010.

The sequential increase in premium revenues primarily reflects the impact of the previously announced New Jersey acquisition and launch of the Tennessee long-term care program, both of which occurred on March 1, 2010.   In addition, revenues benefited from continued membership increases across many of the Company’s markets due to the macroeconomic environment driving expanded Medicaid participation.

Investment Income and Other Revenues
Second quarter investment income and other revenues were $8.6 million versus $6.5 million in the second quarter of 2009, and compared to $4.9 million in the first quarter of 2010.  Investment income and other revenue increased on a sequential basis due to the sale of a trademark for $4.0 million.

Health Benefits
Health benefits expenses, as a percent of premium revenues, were 82.3% for the second quarter of 2010 versus 85.9% in the second quarter of 2009, and compared to 83.5% in the first quarter of 2010.  The sequential decrease in the health benefits ratio was primarily due to continued moderate medical trends and normal seasonal declines in medical costs from the first to the second quarter.

Continuing what began most significantly in the fourth quarter of 2009, medical cost trends remained at moderate levels during the quarter.  Costs remained in line with or better than expectations in most markets, with all major categories of service exhibiting lower trends in recent periods.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with state customers) positively impacted the health benefits ratio in the second quarter by approximately 200 basis points compared to 250 basis points of favorable reserve development reported in the first quarter of 2010.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 7.5% of total revenues for the second quarter of 2010, unchanged from the second quarter of 2009, and compared to 8.6% for the first quarter of 2010.  Selling, general and administrative expenses remained stable and at expected levels in the second quarter.  The selling, general and administrative expense ratio was elevated in the first quarter of 2010 due to variable compensation accruals.

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July 30, 2010

Premium Taxes
Second quarter premium taxes were $33.2 million versus $34.6 million for the second quarter of 2009, and compared to $31.5 million in the first quarter of 2010.   The composite premium tax rate was essentially unchanged from the first to the second quarter of 2010.

Balance Sheet Highlights
Cash and investments at June 30, 2010 totaled $1.5 billion of which $239.5 million was unregulated, compared to $257.4 million of unregulated cash and investments at the end of the first quarter of 2010.  Unregulated cash declined during the quarter primarily due to $36.7 million in share repurchase activity under the Company’s ongoing stock repurchase program.

The debt to total capital ratio decreased to 18.4%, as of June 30, 2010, from 18.8%, as of March 31, 2010.

Medical claims payable as of June 30, 2010 totaled $525.6 million compared to $549.2 million as of March 31, 2010.  Days in claims payable represented 41 days of health benefits expense, compared to 43 days in the previous quarter.  The primary factor that drove the decline in days in claims payable was an increase in claims processing speed.

Included on page 9 is a table presenting the components of the change in medical claims payable for the six months ended June 30, 2010 and the year ended December 31, 2009.

Cash Flow Highlights
Cash flow from operations totaled $109.6 million for the six months ended June 30, 2010 and $116.4 million for the three months ended June 30, 2010.  The key drivers of cash flow in the quarter were solid earnings and a net favorable change in working capital accounts.

Second Quarter Earnings Call
Amerigroup senior management will discuss the Company’s second quarter results on a conference call Friday, July 30, 2010 at 8:00 a.m. Eastern Daylight Time (EDT).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 84750550.  The replay will be available shortly after the conclusion of the call until Friday, August 6, at 11:59 p.m. EDT.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation
Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Serving approximately 1.9 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

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July 30, 2010

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including statements related to moderating medical cost trends and the timing and expansion of our services in Texas.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the health care industry including the impact of recently enacted health care reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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July 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Premium	$1,428,879	$1,284,890	$2,795,646	$2,502,337
Investment income and other	8,634	6,517	13,516	18,864
Total revenues	1,437,513	1,291,407	2,809,162	2,521,201
Expenses:
Health benefits	1,176,445	1,103,213	2,318,017	2,122,516
Selling, general and administrative	108,189	96,285	225,612	206,660
Premium taxes	33,172	34,623	64,644	62,741
Depreciation and amortization	8,905	9,680	17,615	18,006
Interest	4,019	4,232	8,009	8,470
Total expenses	1,330,730	1,248,033	2,633,897	2,418,393
Income before income taxes	106,783	43,374	175,265	102,808
Income tax expense (benefit)	39,570	(6,225)	65,870	16,300
Net income	$67,213	$49,599	$109,395	$86,508

Diluted net income per share	$1.31	$0.94	$2.14	$1.63

Weighted average number of common
shares and dilutive potential common
shares outstanding	51,318,044	53,029,943	51,235,939	53,224,753

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Premium revenue	99.4%	99.5%	99.5%	99.3%
Investment income and other	0.6	0.5	0.5	0.7
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	82.3%	85.9%	82.9%	84.8%
Selling, general and administrative expenses	7.5%	7.5%	8.0%	8.2%
Income before income taxes	7.4%	3.4%	6.2%	4.1%
Net income	4.7%	3.8%	3.9%	3.4%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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July 30, 2010

The following table sets forth the approximate number of members the Company served in each state as of June 30, 2010 and 2009.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	June 30,
	2010	2009
Texas[1]	539,000	476,000
Florida	259,000	264,000
Georgia	259,000	220,000
Maryland	202,000	183,000
Tennessee	199,000	195,000
New Jersey	145,000	112,000
New York	111,000	111,000
Nevada	72,000	53,000
Ohio	58,000	60,000
Virginia	39,000	29,000
New Mexico	21,000	20,000
Total	1,904,000	1,723,000

[1] Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

The following table sets forth the approximate number of members in each of the Company's products as of June 30, 2010 and 2009.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	June 30,
Product	2010	2009
TANF (Medicaid)	1,337,000	1,189,000
CHIP	274,000	262,000
ABD (Medicaid)[1]	204,000	205,000
FamilyCare (Medicaid)	71,000	54,000
Medicare Advantage	18,000	13,000
Total	1,904,000	1,723,000

[1] Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

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July 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$409,833	$505,915
Short-term investments	221,007	137,523
Premium receivables	115,007	104,867
Deferred income taxes	26,779	26,361
Prepaid expenses, provider and other receivables and other	55,058	47,316
Total current assets	827,684	821,982

Property, equipment and software, net	97,809	101,002
Goodwill	260,496	249,276
Long-term investments, including investments on deposit for licensure	889,324	813,976
Other long-term assets	13,550	13,398
	$2,088,863	$1,999,634

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$525,603	$529,036
Unearned revenue	47,824	98,298
Accounts payable	4,844	4,685
Accrued expenses and other	183,565	127,278
Total current liabilities	761,836	759,297

Long-term debt	240,427	235,104
Other long-term liabilities	18,017	20,789
Total liabilities	1,020,280	1,015,190

Stockholders’ equity:
Common stock, $.01 par value	552	546
Additional paid-in capital, net of treasury stock	365,706	391,912
Accumulated other comprehensive income	2,298	1,354
Retained earnings	700,027	590,632
Total stockholders’ equity	1,068,583	984,444
	$2,088,863	$1,999,634

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July 30, 2010

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30,
	2010	2009
	(dollars in thousands)
Cash flows from operating activities:
Net income	$109,395	$86,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,615	18,006
Loss on disposal of property, equipment and software	24	412
Deferred tax (benefit) expense	(1,972)	4,630
Compensation expense related to share-based payments	9,571	8,022
Convertible debt non-cash interest expense	5,323	4,987
Gain on sale of intangible assets	(4,000)	-
Gain on sale of contract rights	-	(5,810)
Other	4,189	(201)
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(10,140)	(15,683)
Prepaid expenses, provider and other receivables and other current assets	(6,138)	(35,928)
Other assets	(55)	(439)
Claims payable	(3,433)	26,883
Unearned revenue	(50,474)	(18,161)
Accounts payable, accrued expenses and other current liabilities	41,371	(36,605)
Other long-term liabilities	(1,714)	(2,583)
Net cash provided by operating activities	109,562	34,038

Cash flows from investing activities:
Purchase of investments, net	(150,908)	(72,369)
Purchase of investments on deposit for licensure, net	(12,516)	(3,913)
Purchase of property, equipment and software	(13,508)	(15,865)
Proceeds from sale of intangible assets	4,000	-
Proceeds from sale of contract rights	-	5,810
Purchase of contract rights and other related assets	(13,420)	-
Net cash used in investing activities	(186,352)	(86,337)

Cash flows from financing activities:
Repayments of borrowings under credit facility	-	(26,318)
Proceeds and tax benefits from exercise of stock options and change in bank overdrafts and other, net	24,384	(1,609)
Treasury stock repurchases	(43,676)	(28,555)
Net cash used in financing activities	(19,292)	(56,482)
Net decrease in cash and cash equivalents	(96,082)	(108,781)
Cash and cash equivalents at beginning of period	505,915	763,272
Cash and cash equivalents at end of period	$409,833	$654,491

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AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Six months ended	Twelve months ended
	June 30, 2010	December 31, 2009
Medical claims payable, beginning of period	$529,036	$536,107

Health benefits expenses incurred during period:
Related to current year	2,408,166	4,492,590
Related to prior years	(90,149)	(85,317)
Total incurred	2,318,017	4,407,273

Health benefits payments during period:
Related to current year	1,960,389	4,007,789
Related to prior years	361,061	406,555
Total payments	2,321,450	4,414,344

Medical claims payable, end of period	$525,603	$529,036

Health benefits expense incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expense due to revisions to prior estimates.

Reconciliation of Non-GAAP Financial Measures

Second Quarter 2009 Operating Results Excluding the Favorable Tax Adjustment
AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	GAAP	Less: Impact	Adjusted
	Three months ended	of Tax	Three months ended
	June 30, 2009	Adjustment	June 30, 2009
Revenues:
Premium	$1,284,890	$-	$1,284,890
Investment income and other	6,517	-	6,517
Total revenues	1,291,407	-	1,291,407
Expenses:
Health benefits	1,103,213	-	1,103,213
Selling, general and administrative	96,285	-	96,285
Premium taxes	34,623	-	34,623
Depreciation and amortization	9,680	-	9,680
Interest	4,232	-	4,232
Total expenses	1,248,033	-	1,248,033
Income before income taxes	43,374	-	43,374
Income tax (benefit) expense	(6,225)	(22,449)	16,224
Net income	$49,599	$22,449	$27,150
Diluted net income per share	$0.94	$0.43	$0.51
Weighted average number of common shares and dilutive potential common shares outstanding	53,029,943		53,029,943

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